Exhibit 10. (h)

Amendment No.1 to Coinsurance Agreement

Between

ING Life Insurance and Annuity Company

(formerly Aetna Life Insurance and Annuity)

and

Lincoln Life & Annuity Company of New York

Effective March 1, 2007

This Amendment No. 1 ("Amendment No. 1") to Coinsurance Agreement (the "Coinsurance Agreement") dated October 1, 1998, between Aetna Life Insurance and Annuity Company, now known as ING Life Insurance and Annuity Company, ("ILIAC" or the "Company") and Lincoln Life & Annuity Company of New York ("LNY"), is entered into as of March 19, 2007 and effective as of March 1, 2007.

WHEREAS, Company and LNY entered into the Coinsurance Agreement effective October 1, 1998;

WHEREAS, The Lincoln National Life Insurance Company ("LNL") and Company also entered into a Coinsurance Agreement (the "LNL Coinsurance Agreement") effective October 1, 1998;

WHEREAS, LNL and LNY have, with ILIAC's consent, entered into an Assignment and Assumption Agreement, pursuant to which LNL assigned all of its rights, title and interest in and to the LNL Coinsurance Agreement and LNY assumed all of LNL' s obligations thereunder (except the Retained Indemnification Obligations, as defined in the Assignment and Assumption Agreement) including the LNL Reinsured Liabilities;

WHEREAS, as consideration for ILIAC's consent to the assignment of the LNL Reinsured Liabilities, LNY is establishing a Trust Account (as defined below) for the benefit of ILIAC with the Bank of New York ("BNY") to, among other things, secure the payment of amounts due under both the Coinsurance Agreement and the LNL Coinsurance Agreement; and

WHEREAS, LNY as grantor, Bank of New York, as trustee, and ILIAC, as beneficiary, are entering into a Grantor Trust Agreement (the "Trust Agreement").

NOW THEREFORE, to reflect the foregoing changes resulting from establishing the Trust Account, LNY and ILIAC agree to amend the Coinsurance Agreement as follows.

I.	Definitions: The following definitions are hereby amended and restated as follows:

"Election Notice" means a notice given by the Company to the Reinsurer with respect to the exercise of recapture remedies pursuant to Section 9.4 hereof.

"Market Value" means the market value of the assets held in the trust account under the Trust Agreement.

"Secured Policies" means the Policies and Post-Closing Policies secured by the Trust Account established under Section 9.4 hereof.

The definition of "Event of Default," "Security Trust," "Security Trust Agreement" and "Trustee" are hereby deleted and the following definitions are added:

"LNL Reinsured Liabilities" means the Liabilities reinsured under the LNL Coinsurance Agreement.

"Recapture Event" means any event described in Section 9.4 hereof which gives rise to Recapture Rights or other remedy.

"Trust Account" means a trust account established with the Trustee for the purpose of securing the Reinsurer's obligations to the Company in accordance with Article IX hereof.

"Trust Agreement" means the Grantor Trust Agreement, a copy of which is attached to this Amendment No.1 as Exhibit A.

"UCC" means the New York Uniform Commercial Code.

In each and every place the words "Security Trust" and "Security Trust Agreement" appear in the Coinsurance Agreement, as amended, they shall be replaced with "Trust Account" and "Trust Agreement" respectively.

II.	(a)	Section 3.5 is deleted in its entirety and replaced with the following:

Monthly Accountings. The Reinsurer shall provide the Company with a Monthly Accounting as of the end of each calendar month and shall use its commercially reasonable best efforts to provide the Monthly Accounting by the date set by the Company to meet both its internal monthly reporting requirements and its quarterly and annual regulatory filing requirements. The Reinsurer shall in no event provide the Monthly Accounting later than 15 Business Days after the end of each calendar month; provided that in the event that subsequent data or calculations require revision of the final Monthly Accounting, the required revision and any appropriate payments shall be made in cash by the parties five Business Days after they mutually agree as to the appropriate revision. The Reinsurer shall provide such Monthly Accountings in a format and containing the information reasonably requested by the Company.

(b)          Section 3.6 is amended by deleting (i) from the second line the words "and/or the Security Trust"; (ii) from the fourth line "or the Security Trust"; and (iii) the last sentence.

III.	Section 9.1 (iii) is deleted and replaced with the following:

(iii)          any breach or nonfulfillment by Reinsurer of, or any failure by Reinsurer to perform, any of its covenants, terms or conditions of, or any duties or obligations under, this Agreement or the Trust Agreement.

IV.         Section 9.4 (a) "Events of Default" is deleted in its entirety and replaced with the following:

(a)	Security; Credit for Reinsurance.

(i)

The Reinsurer, as grantor, is creating the Trust Account with Bank of New York, naming the Company as sole beneficiary thereof. The Trust Account shall be funded as provided in the Trust Agreement. The Reinsurer hereby pledges the assets in the Trust Account, including its residual interest therein, to perfect a first priority security interest in favor of the Company under Article 9 of the DCC. During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee will not, grant or cause to be created in favor of any third person any security interest whatsoever in any of the assets in the Trust Account or in the residual interest therein.

(ii)

In the event that the Company is denied credit for reinsurance ceded hereunder on the financial statements filed by the Company in any jurisdiction, then within 30 days of the Reinsurer's receipt of written notice by the Company informing them of such denial, the Reinsurer shall take all steps necessary to enable the Company to obtain credit on its financial statement.

V.           Sections 9 .4(b), (c), (d) and (e) are deleted in their entirety and replaced with the following:

(b)          Recapture Events. From and after the Closing Date, any of the following occurrences shall constitute an event that entitles the Company to exercise the recapture remedy set forth in this Section 9.4 (individually or collectively, as the context indicates, a "Recapture Event"):

(i)

Reinsurer ceases to maintain any of (A) an A.M. Best Company rating of at least B+, (B) a Standard & Poor's Corporation insurer financial strength rating of at least BB+, and (C) a Moody's Investors Services, Inc. claims-paying ability rating of at least Bal; or

(ii)

Reinsurer fails to (A) maintain a ratio of (i) Total Adjusted Capital (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 2006) to (ii) the Company Action Level RBC (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 2006) of at least 160 percent; or (B) maintain a Standard & Poor's Corporation's capital adequacy ratio (calculated in accordance with the rules and procedures in effect as of December 31, 2006) of at least 100 percent; or

(iii)	a petition for insolvency, rehabilitation, conservation, supervision, liquidation or similar proceeding is filed by or against the Reinsurer or its statutory representative in any jurisdiction; or

(iv)	intentionally left blank

(v)	this Agreement is terminated in accordance with its terms; or

(vi)

within thirty (30) calendar days of the termination of the Administrative Services Agreement in accordance with its terms, (A) Reinsurer does not take all steps necessary to arrange for a third-party administrator acceptable to the Company in its sole discretion, reasonably exercised, to provide all administrative services to be provided pursuant to the terminated Administrative Services Agreement at the cost of Reinsurer or (B) such third-party administrator fails to enter into an administrative service agreement with the Company, satisfactory in form and substance to the Company in its sole discretion, reasonably exercised; or

(vii)

a judgment or order is entered by a court of competent jurisdiction declaring the invalidity of the Trust or finding that the assets held in a Trust are general account assets of Reinsurer or otherwise do not constitute a "secured claim" within the meaning of the laws of Reinsurer's domiciliary state; or

(viii)

the Company is denied credit on its financial statements filed in any jurisdiction with respect to the reinsurance provided by the Reinsurer, and the Reinsurer does not take all steps necessary to enable the Company to obtain credit on its financial statements within thirty (30) calendar days of the Reinsurer's receipt of written notice from the Company as to the occurrence described herein;

(ix)	intentionally left blank.

(c)	Notice to The Company. The Reinsurer shall provide the Company with:

(i)

written notice of any downgrade in the Reinsurer's A. M. Best Company rating or its Standard & Poor's Corporation insurer financial strength rating or its Moody's Investors Services, Inc. claims-paying ability rating within three (3) Business Days after the Reinsurer's receipt of notice of such adjustment;

(ii)

a written report of the calculation of the Reinsurer's Total Adjusted Capital and Authorized Control Level RBC (based on the Risk-Based Capital (RBC) Model Act and/or the rules and procedures in effect as of December 31, 2006) and Standard & Poor's Corporation's capital adequacy ratio (based on the rules and procedures in effect as of December 31, 2006) of each calendar quarter within fifteen (15) Business Days after the end of such quarter;

(iii)	written notice of the occurrence of any Recapture Event within two (2) Business Days after its occurrence; and

(iv)

not less than annually, a written report, in form reasonably satisfactory to the Company, certifying that no Recapture Event has occurred during the period covered by such report or is continuing as of the last day of such period, together with the appropriate calculations and back up reasonably necessary to substantiate the basis of the Reinsurer's certification.

The Company may, at its own expense, review the Reinsurer's books and records to confirm the risk based capital calculations provided by the Reinsurer pursuant to Section 9.4(c)(ii). In addition, Reinsurer shall (A) cooperate fully with the Company and promptly respond to the Company's inquiries from time to time concerning the Reinsurer's financial condition, operating results and any events, occurrences or other matters which arise on and after the Effective Date and which reasonably relate to the Business or Reinsurer's ability to perform and discharge its obligations under the Asset Purchase Agreement, this Agreement or the Ancillary Agreements and (B) provide to the Company such financial statements, reports, internal control letters and reports prepared by auditors and other third parties, SAS-70 reports and other documents of the Reinsurer as the Company may reasonably request from time to time.

(d)          Election of Remedies. Upon the occurrence of any Recapture Event, the Company may elect to recapture, subject to the terms and conditions set forth below all, but not less than all, of the Policies and the Post-Closing Policies ceded hereunder. The Company shall give the Reinsurer written notice of its election (the "Election Notice") specifying (x) the grounds for the exercise of its remedies pursuant to this Section 9.4 and (y) the effective date of recapture.

(e)          Recapture. Any recapture by the Company shall not be deemed to have been consummated until (i) the Company has given the Reinsurer an Election Notice pursuant to Section 9.4(d); and (ii) the Company has received payment of the entire Recapture Fee as determined in accordance with Exhibit A "Recapture Fee" to the Coinsurance Agreement. If the Reinsured Liabilities under the Policies and Post-Closing Policies to be recaptured are secured by a Trust Account established in accordance with Section 9.4(a), the Company may, in its sole discretion, withdraw assets from the Trust Account having an aggregate Market Value (determined pursuant to the Trust Agreement governing such Trust Account) not to exceed the amount of the Recapture Fee. The Reinsurer shall promptly pay the Company the full amount of the Recapture Fee, reduced by the amount, if any, withdrawn from the Trust Account. Following the consummation of the recapture of Policies and Post-Closing Policies pursuant to this Section 9.4(e), no additional premiums, deposits or other amounts payable under such Policies and Post-Closing Policies shall be ceded to the Reinsurer hereunder.

VI.	Section 9.4(f) is deleted in entirety and intentionally left blank.

VII.	Section 9.4(i) is added as follows:

(i)           Inconsistent Language. The parties acknowledge that this Section 9.4 has been amended since the execution of the Asset Purchase Agreement. Accordingly, to the extent there is anything inconsistent between this Section 9.4 and Section 9.07 of the Asset Purchase Agreement, this Section 9.4 shall prevail.

VIII.	Section 13.1 Notices is amended as follows:

Notices sent to the Company shall be sent to:

IN G Life Insurance and Annuity Company

151 Farmington Avenue

Hartford, Connecticut 06156

Attention: Chief Financial Officer

With copies (which shall not constitute notice) to:

ING North America Insurance Company

5780 Powers Ferry Road NW

Atlanta, Georgia 30327-4390

Attention: Corporate General Counsel

And

ING Life Insurance and Annuity Company

151 Farmington Avenue

Hartford, Connecticut 06156

Attention: MaryEllen Thibodeau TS31

Counsel

Notices sent to LNY shall be sent to:

Lincoln Life & Annuity Company of New York

1300 S. Clinton Street

Fort Wayne, IN 46802

Attention: Keith Ryan, Second Vice President

With a copy (which shall not constitute notice) to:

Lincoln Life & Annuity Company of New York

100 Madison Street

Suite 1860

Syracuse, NY 13202

Attention: Robert Sheppard, Second Vice President and General Counsel

IX.         Exhibit B to the Coinsurance Agreement is deleted in its entirety and replaced with Exhibit A to this Amendment No.1.

Except as specifically changed by the express terms of this Amendment No.1, the terms and provisions of the Coinsurance Agreement remain unchanged and in full force and effect.

This Amendment No.1 may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment No.1 to be executed as of this 19th day of March, 2007.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
/s/ Keith J. Ryan
By:	Keith J. Ryan
Title:	Second Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY
/s/ David S. Pendergrass
By:	David S. Pendergrass
Title:	Senior Vice President and Treasurer

Exhibit A

Grantor Trust Agreement